KIT digital Expects Q2 2011 Revenue Up 39% to Record $48
Million; Op. EBITDA Up 34% to Record $9.5 Million

Management to Host Online Video Broadcast to Discuss Q2 Results on
August 9, 2011 at 10:30 a.m. Eastern time

PRAGUE, Czech Republic and NEW YORK, New York – July 19, 2011 – KIT digital, Inc. (NASDAQ: KITD), a premium software solutions and services provider for multi-screen and multi-platform video management and delivery, reported preliminary second quarter results for the period ended June 30, 2011. All figures are listed in U.S. dollars.

Based on preliminary unaudited information, KIT digital management expects to report record revenue for the second quarter of 2011 of approximately $48 million, representing an increase of 39% sequentially from $34.5 million in the first quarter, and up 108% from $23.1 million in the second quarter of 2010. The increase in revenue is attributed to both organic growth and the contribution of newly acquired companies.

Operating EBITDA, a non-GAAP metric which management uses as a proxy for operating cash-flow, is expected to total approximately $9.5 million, up 34% from $7.1 million in the previous quarter and up 125% from $4.2 million in the second quarter of 2010 (see important discussion of operating EBITDA in “About the Presentation of Operating EBITDA,” below.)

The company expects to book a net loss for the second quarter on a GAAP basis, after factoring in non-cash charges related to depreciation and amortization, stock-based compensation and derivative loss, as well as acquisition-related restructuring and integration expenses. The company expects to book approximately $10 million of these restructuring and integration charges in Q2 2011, representing the vast majority of such charges expected to be taken over time and allowing for a Q3 and Q4 that are largely, if not completely, absent of such charges.

Cash and cash equivalents at June 30, 2011 totaled approximately $38 million, as compared to $109.7 million at March 31, 2011. The decrease during the quarter was due to the consideration paid for acquisitions completed during the quarter, as well as restructuring and integration expenses and advisory fees related to the acquisitions.

Common shares outstanding at June 30, 2011 were approximately 41.4 million.

Q2 2011 Operational Highlights
The company added more than 35 net new clients during the quarter, with an average revenue per month per customer (ARPU) of more than $30,000, which is consistent with the company's ongoing focus on higher-end opportunities in the market and large, multi-year contracts in emerging sectors and geographies. The company's client base totaled more than 2,300 customers at June 30, 2011.

A complete list of major client wins during the quarter will be provided in the company’s full second quarter 2011 press release, which will be issued prior to management’s online video broadcast to discuss quarterly results on August 9, 2011 (see details below).

“Our pace of internal growth strengthened during the second quarter,” said Kaleil Isaza Tuzman, chairman and CEO of KIT digital. “We feel we are approaching a tipping point in our industry. The proliferation of connected devices is driving service providers around the world to reevaluate their approach to traditional broadcast and IPTV. KIT digital has continued to operate in this ‘sweet spot,’ leading the global transformation of traditional broadcast television to multi-screen, OTT and multi-platform solutions.”

The company’s second quarter results also reflect the company’s ongoing ability to execute on cross-selling opportunities in its newly expanded client base from recent acquisitions. The company has made substantial progress in transitioning clients currently on legacy platforms to its more advanced KIT Platform. “We are on schedule,” noted Isaza Tuzman, “with the large majority of clients having already been upgraded to our integrated suite of video technology and services, and the remainder scheduled to be completed before year end.”

The recent optimization of the company’s business under the leadership of three new regional managing directors (representing the Americas, EMEA and Asia-Pacific regions) has better aligned the company’s sales and client services, increasing proximity to customers while reducing SG&A expenses through a more efficient organizational structure.

Gavin Campion, KIT digital’s president, commented: “Our regionalized approach has allowed us to deploy a lean and highly skilled leadership team across the globe that operates as close as possible to our clients. This approach is shaping a ‘future-proof’ KIT digital, capable of meeting aggressive but achievable regional quotas, and encouraging customer-centric innovation in areas like connected device delivery and social TV.”

“This regionalization also reflects the completion of ‘Project Delta’—our major internal restructuring process that was the last phase of our integration activities related to the acquisitions we’ve completed over the course of the last six months,” added Campion.

The company estimates it eliminated approximately $35 million of total costs on an annualized basis through this optimization process, including a net 18% reduction in personnel (after factoring in staffing levels from recently acquired companies) on a global basis, real estate and global vendor agreement consolidation, and the regionalization of its organizational structure. Additionally, the company implemented stricter global policies via NetSuite, its internal enterprise resource planning platform, to drive increased budgetary and expenditure accountability across each of the three regions, as well as its central administrative operations.

KIT has created a dedicated integration team focused on ensuring greater efficiency and better utilizing the company’s talent and expertise throughout the company. This global team is headed by the company’s managing director of business integration, Scott Sahadi, who was formerly CEO of the Americas for ioko.

“Beyond the normal ‘blocking and tackling’ integration tasks we are normally focused on, our team has identified a number of ‘game changing’ best practices from acquisitions that we are integrating into KIT,” commented Sahadi. “This includes the way we run and scale our infrastructure, the way we engage and deliver with our largest customers, and the strengthening of the link between customer requirements and product development. We are making significant strides in these three areas, amongst others.”

The KIT Platform’s open architecture employs modular, extensible subcomponents and exposes functionality via standards-based APIs (application programming interfaces). This core methodology provides a flexible deployment model that includes traditional cloud, private cloud, and hybrid cloud hosting options, while allowing the platform functionality to be easily extended through the addition of new components, as well as integration with third-party solutions.

The company plans to make its next generation of the KIT Platform available in two editions, each addressing KIT’s three major customer verticals of (i) media & entertainment companies, (ii) network operators, and (iii) non-media enterprises. One edition will address the needs of more complex, customized, multi-screen/multiplatform broadband TV implementations, while the other will provide a turnkey but highly advanced social video solution to address the broader video management market at a lower initial ‘cost hurdle.’

Research and development (R&D) expenses during Q2 2011 are expected to total approximately 8% of revenue. As a practice, the company does not capitalize R&D expenses. While the company will continue to expense rather than capitalize R&D as an accounting policy, it plans to formally break out R&D expenses in the reporting of overall general and administrative expenses starting in Q4 2011.

Financial Outlook
Management reiterates its guidance of approximately $210 million in reported revenues for the full year of 2011, which would represent an increase over 2010 of more than 95% overall and between 30% and 35% organically.

With the company expecting to book in Q2 2011 the vast majority of the remaining restructuring and integration charges from acquisitions it completed in the first half of 2011, management does not expect to have any significant adjustments to EBITDA during the second half of the year.

The company reiterates its expectation of a 23% EBITDA margin for the full year of 2011, with a medium-term goal of approaching a 30% EBITDA margin over the next two years. The company also reiterates it expects to be generating approximately $2.5 million in monthly free cash-flow by the end of Q4 2011.

By the end of 2011, the company plans to include the reporting of a new non-GAAP metric, adjusted earnings per share (EPS), which management defines as cash EPS after adding back direct acquisition and financing costs. The company will not subtract acquisition-related restructuring and integration expenses from this adjusted EPS metric. The company believes the adjusted EPS metric will be more appropriate to its current stage of organically-focused development, and will provide a more transparent measure of its performance entering 2012 and beyond.

Isaza Tuzman commented: “We are seeing growth in our business accelerating going into the back half of 2011, despite the necessary distractions of M&A integration during the past quarter and our business being a ‘larger ship’ than before. We are confident we will achieve the financial targets and product release schedule that we have set out for ourselves this year, and we are poised for a strong 2012.”

Q2 2011 Full Results and Conference Call
KIT digital’s executive management team will host an online video broadcast to discuss its second quarter 2011 results on Tuesday, August 9, 2011 at 10:30 a.m. Eastern time (4:30 p.m. Central European time). The presentation will be followed by a question and answer period.

The video broadcast of the presentation will be streamed online via a link provided in the Investor Relations section of the company's website. Please go to the website at least a few minutes before the call in order to register your name and access the video player page.

The Q&A session will not be video webcasted. For participants who wish to listen to and participate in the Q&A session, or access the call via telephone only, please dial the conference telephone number below at least 5-10 minutes prior to the scheduled start time:

Date: Tuesday, August 9, 2011
Time: 10:30 a.m. Eastern time (4:30 p.m. Central European time)
Dial-in # (North America): +1-877-941-1427
Dial-in # (outside of North America): +1-480-629-9664
Conference ID: 4457029

If you are planning to watch the video broadcast, but will also dial in to participate in the Q&A session following management’s presentation, please remember to place your telephone handset down until the Q&A session begins and listen to management’s presentation through your computer speakers. This will help avoid the necessary audio lag time between the phone line and the Internet audio streaming.

If you have any difficulty connecting with the conference call, please contact Liolios Group at +1-949-574-3860.

An online replay of the entire broadcast and Q&A will be available via the Investor Relations section of the company’s website later that day. A telephone replay of the call will also be available after 2:00 p.m. Eastern time and until September 9, 2011:

Toll-free replay # (North America): +1-877-870-5176
International replay # (outside of North America): +1-858-384-5517
Replay pin number: 4457029

About KIT digital, Inc.
KIT digital (NASDAQ: KITD) is a premium provider of end-to-end video management software and related services. The KIT Platform, the company's cloud-based video asset management system, enables enterprise, media & entertainment and network operator clients to produce, manage and deliver multi-screen socially-enabled video experiences to audiences wherever they are. KIT digital services more than 2,300 clients in 50+ countries including some of the world's biggest brands, such as Airbus, The Associated Press, BBC, Best Buy, Bristol-Myers Squibb, Disney-ABC, FedEx, Google, HP, MTV, News Corp, Telecom Argentina, Telefonica, Universal Studios, Verizon, Vodafone and Volkswagen. KIT digital maintains executive offices in New York and its operational headquarters in Prague, Czech Republic, with offices in 21 countries around the world. Visit the company at www.kitd.com or follow on Twitter at www.twitter.com/KITdigital.

About the Presentation of Operating EBITDA
Management uses operating EBITDA for forecasting and budgeting, and as a proxy for operating cash flow. Operating EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation, or as an alternative to net income, operating income or other financial measures reported under GAAP. The company defines operating EBITDA as earnings before: non-cash derivative income/loss, non-cash stock based compensation; acquisition-related restructuring costs and integration expenses; impairment of property and equipment; merger and acquisition expenses; and depreciation and amortization. Other companies (including the company’s competitors) may define operating EBITDA differently. The company presents operating EBITDA because it believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in a similar industry. Management also uses this information internally for forecasting, budgeting and performance-based executive compensation. It may not be indicative of the historical operating results of KIT digital nor is it intended to be predictive of potential future results. See "GAAP to non-GAAP Reconciliation" table in the company's first quarter 2011 results press release for further information about this non-GAAP measure and reconciliation of operating EBITDA to net loss for the periods indicated, which is available online in the company’s investor relations section, under “Quarterly Results” at www.kitd.com.

Important Cautions Regarding Forward-Looking Statements
This press release contains certain "forward-looking statements" related to the businesses of KIT digital, Inc., which can be identified by the use of forward-looking terminology, such as "believes," "expects," “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to, statements made by management regarding the completion of transitioning clients to its more advanced KIT Platform, the success of its regionalized operational approach on future sales and innovation, and the attainment of estimated levels of revenues in Q3 and the full year 2011 and EBITDA margin for Q3, the full year 2011 and into 2012. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development and commercialization, integration of acquired businesses, the ability to obtain or maintain patent and other proprietary intellectual property protection, market acceptance, future capital requirements, regulatory actions or delays, competition in general and other factors that may cause actual results to be materially different from those described herein. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the U.S. Securities and Exchange Commission. Except as required by U.S. federal securities laws, KIT digital is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

KIT digital Contact:
Adam Davis
Global Communications Manager
Tel. +1-609-468-9500
adam.davis@kitd.com

KIT digital Investor Relations Contact:
Matt Glover or Geoffrey Plank
Liolios Group, Inc.
Tel. +1-949-574-3860
info@liolios.com